Synacor Announces Dismissal of 2018 Class Action Lawsuit

BUFFALO, N.Y., November 19, 2020 – Synacor, Inc. (Nasdaq: SYNC), a leading provider of cloud-based Collaboration and Identity Management software and services serving global enterprises, video, internet and communications providers, and governments, today announced the dismissal of the 2018 federal securities class action lawsuit filed against the company in the U.S. District Court for the Southern District of New York. This lawsuit, Lefkowitz, et al v. Synacor, Inc., et al, No. 19-4232 (S.D.N.Y.), was initially dismissed by the district court on August 28, 2019, and subsequently appealed by the plaintiffs. On October 22, 2020, the United States Court of Appeals for the Second Circuit affirmed the decision of the lower court dismissing the lawsuit. The final mandate dismissing the litigation was issued by the appellate court on November 12, 2020, thereby ending the case.

“We commend the Court’s decision to dismiss this lawsuit,” said Himesh Bhise, Synacor’s CEO. “From the outset, we maintained that these claims were without merit and were confident in our disclosures and practices. We remain committed to building shareholder value and the transformation of Synacor into a profitable cloud-based software company.”

About Synacor

Synacor (Nasdaq: SYNC) is a cloud-based software and services company serving global video, internet and communications providers, device manufacturers, governments and enterprises. Synacor’s mission is to enable its customers to better engage with their consumers. Its customers use Synacor’s technology platforms and services to scale their businesses and extend their subscriber relationships. Synacor delivers managed portals, advertising solutions, email and collaboration platforms, and cloud-based identity management. For more information please visit www.synacor.com

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Investor Contact: Rob Fink
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